UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 3, 2012

Marathon Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35054	27-1284632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

539 South Main Street Findlay, Ohio	45840-3229
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(419) 422-2121

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As previously confirmed press accounts have indicated, turnaround activities are underway at the 206,000 barrel per day Robinson, Illinois petroleum refinery of Marathon Petroleum Corporation (the “Company”). Since early June 2012, certain of the Robinson refinery processing units have been undergoing planned maintenance that was previously scheduled to commence in July 2012. The impacted units at the Robinson facility are now expected to return to service by mid July 2012. As a result of the acceleration of this turnaround activity, the Company anticipates that its second quarter 2012 total throughput volume will average approximately 60,000 barrels per day less and its second quarter 2012 crude throughput volume will average approximately 90,000 barrels per day less across its six refinery system than the previously forecasted 1.4 million and 1.3 million barrels per day, respectively.

It is the Company’s practice to expense turnaround costs in the period in which they are incurred. Consequently, the Company anticipates an increase in operating costs for the second quarter of 2012 compared to its prior guidance. As a result of the increase in turnaround expenses and throughput changes mentioned above, on a per barrel of total throughput basis, the Company anticipates direct operating costs in its Refining & Marketing segment gross margin to be approximately $5.45 per barrel, up from the $4.87 per barrel previously forecasted.

The information in this Current Report on Form 8-K is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Petroleum Corporation

Date: July 3, 2012	By:	/s/ Michael G. Braddock

Name: Michael G. Braddock
Title: Vice President and Controller